REDHILL BIOPHARMA LTD

INTERIM FINANCIAL INFORMATION

(UNAUDITED)

MARCH 31, 2013

Exhibit 2

REDHILL BIOPHARMA LTD

INTERIM FINANCIAL INFORMATION

(UNAUDITED)

MARCH 31, 2013

REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	Three months ended March 31
	2013	2012
	U.S. dollars in thousands
REVENUE	4	4

RESEARCH AND DEVELOPMENT EXPENSES, NET, see note 4	(1,346)	(2,328)
GENERAL AND ADMINISTRATIVE EXPENSES	(675)	(609)
OPERATING LOSS	(2,017)	(2,933)
FINANCIAL INCOME	43	258
FINANCIAL EXPENSES	3	59
FINANCIAL INCOME, NET	40	199
LOSS AND COMPREHENSIVE LOSS	(1,977)	(2,734)

LOSS PER ORDINARY SHARE - basic and diluted (U.S. dollars)	0.03	0.05
Weighted average of ordinary shares ( in thousands)	60,902	52,320

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF FINANCIAL POSITION

(Unaudited)

	March 31	December 31
	2013	2012
CURRENT ASSETS:	U.S. dollars in thousands
Cash and cash equivalents	15,729	16,814
Bank deposits	14	486
Financial assets at fair value through profit or loss	1,016	1,065
Prepaid expenses and receivables	404	198
	17,163	18,563
NON-CURRENT ASSETS:
Restricted bank deposit	77	75
Fixed assets	109	113
Intangible assets	1,345	1,345
	1,531	1,533
T o t a l assets	18,694	20,096

CURRENT LIABILITIES -
Accounts payable and accrued expenses	1,331	1,078
EQUITY:
Ordinary shares	167	143
Ordinary shares to be issued	-	8,020
Additional paid-in capital	39,598	31,469
Warrants	3,255	3,273
Accumulated deficit	(25,657)	(23,887)
T o t a l equity	17,363	19,018
T o t a l liabilities and equity	18,694	20,096

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF CHANGES IN EQUITY

(Unaudited)

	Ordinary shares	Ordinary shares to be issued	Additional paid-in capital	Warrants	Accumulated deficit	Total equity
	U.S. dollars in thousands
BALANCE AT JANUARY 1, 2013	143	8,020	31,469	3,273	(23,887)	19,018
CHANGES IN THE THREE MONTH PERIOD ENDED MARCH 31, 2013:
Share-based compensation to employees and service providers	-	-	-	-	207	207
Issuance of ordinary shares and warrants	17	(5,661)	5,735	9	-	100
Settlement of the royalty obligations	7	(2,359)	2,352	-	-	-
Exercise of warrants into ordinary shares	*	-	42	(27)	-	15
Comprehensive loss	-	-	-	-	(1,977)	(1,977)
BALANCE AT MARCH 31, 2013	167	-	39,598	3,255	(25,657)	17,363

BALANCE AT JANUARY 1, 2012	142	-	31,168	2,686	(15,209)	18,787
CHANGES IN THE THREE MONTH PERIOD ENDED MARCH 31, 2012:
Share-based compensation to employees and service providers	-	-	-	-	579	579
Comprehensive loss	-	-	-	-	(2,734)	(2,734)
BALANCE AT MARCH 31, 2012	142	-	31,168	2,686	(17,364)	16,632

*	Represents amount less than $1 thousand.

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three months ended March 31
	2013	2012
	U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss	(1,977)	(2,734)
Adjustments in respect of income and expenses not involving cash flows:
Share-based compensation to employees and service providers	207	579
Depreciation	6	7
Fair value gains on financial assets at fair value through profit or loss	(30)	(55)
Revaluation of bank deposits	(3)	(34)
Accretion of royalty obligations to investors	-	56
Exchange differences relating to cash and cash equivalents	(8)	(132)
	172	421
Changes in asset and liability items:
Increase in prepaid expenses and receivables	(206)	(90)
Increase in accounts payable and accrued expenses	253	367
	47	277
Net cash used in operating activities	(1,758)	(2,036)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(2)	(5)
Change in investment in bank deposits	473	(5,467)
Proceeds from sale of financial assets at fair value through profit or loss	79	-
Net cash used in investing activities	550	(5,472)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares and warrants	100	-
Exercise of warrants into ordinary shares	15	-
Net cash provided by financing activities	115	-
DECREASE IN CASH AND CASH EQUIVALENTS	(1,093)	(7,508)
EXCHANGE DIFFERENCES ON CASH AND CASH EQUIVALENTS	8	132
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	16,814	14,070
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	15,729	6,694
Supplementary information on interest received in cash	2	33

The accompanying notes are an integral part of these condensed financial statements.

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REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION

(Unaudited)

NOTE 1 - GENERAL:

a.	General

RedHill Biopharma Ltd. (the "Company") was incorporated in Israel on August 3, 2009 and is active in the pharmaceutical industry. The Company is focused primarily on the development and acquisition of therapeutic candidates (the "drugs") acquired through asset purchases or in-licensing. In particular, the Company acquires or in-licenses and develops patent-protected new formulations and combinations of existing drugs in advanced stages of development with the objective of obtaining marketing approvals for these drugs. Additionally, the Company's strategy is to commercialize these drugs mainly through cooperation with pharmaceutical and biotechnology companies.

In February 2011, the Company listed its securities on the Tel Aviv Stock Exchange (TASE) and they have been traded on the TASE since that time. Since December 2012, the Company's American Depositary Shares (“ADSs”) are also traded on the NASDAQ Capital Market.

The Company's registered address is at 21 Ha'arba'a St, Tel Aviv 64739, Israel.

The Company is still in the research and development phase. Accordingly the Company is unable to estimate if and when its business will generate positive cash flow. Through March 31, 2013, the Company has accumulated an operating loss and its activities have been funded mainly through public and private offerings of the Company's securities.

The Company plans to fund its future operations through commercialization of its therapeutic candidates, out-licensing certain programs and raising additional capital. The Company's current cash resources are not sufficient to complete the research and development of all of the Company's therapeutic candidates. Management expects that the Company will incur more losses, as it continues to focus its resources on advancing its therapeutic candidates based on a prioritized plan that will result in negative cash flows from operating activities. The Company believes its existing capital resources should be sufficient to fund its current and planned operations through approximately June 2014, although no assurance can be given that it will not need additional funds prior to such time.

If the Company is unable to commercialize or out-license its therapeutic candidates or obtaining future financing, the Company may be forced to delay, reduce the scope of, or eliminate one or more of its research and development programs related to the therapeutic candidates, which may have a material adverse effect on the Company's business, financial condition and results of operations.

b.	Approval of condensed interim financial statements

These financial statements were approved by the Board of Directors on May 2, 2013.

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REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)

(Unaudited)

NOTE 2 - BASIS OF PREPARATION OF CONDENSED INTERIM FINANCIAL INFORMATION:

a.	The Company's condensed interim financial statements for the three months ended March 31, 2013 (the "interim financial statements") have been prepared in accordance with International Accounting Standard IAS 34, “Interim Financial Reporting”. These interim financial statements, which are unaudited, do not include all disclosures necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. The condensed interim financial statements should be read in conjunction with the annual financial statements as of December 31, 2012 and for the year then ended and their accompanying notes, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as published by the International Accounting Standards Board (“IASB”). The results of operations for the three months ended March 31, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year or for any other interim period.

The accounting policies and calculation methods applied in the preparation of the interim financial statements are consistent with those applied in the preparation of the annual financial statements as of December 31, 2012 and for the year then ended.

b.	New IFRSs not yet effective and which the Company did not elect to adopt early were listed in the 2012 annual financial statements.

NOTE 3 - EQUITY:

a.	On January 10, 2013, the Company issued 2,317,186 ordinary shares as part of the acquisition and termination of the royalty rights granted to investors pursuant to the August 2010 mandatory convertible loan agreement. The acquisition and termination of the royalty rights were approved by a General Shareholders Meeting of the Company on December 26, 2012.

b.	In December 2012, the Company entered into investment agreements with a group of investors for the issuance of 6,481,280 ordinary shares and 3,240,640 warrants exercisable into ordinary shares in consideration of an aggregate investment amount of approximately $6.35 million, net of direct issuance cost. The ordinary shares and warrants were issued on January 10, 2013.

c.	In March 2013, the Company received a notice for exercise of non-tradable warrants that were granted to investors in August 2010. Accordingly the Company issued 17,480 ordinary shares for $15,000.

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REDHILL BIOPHARMA LTD

NOTES TO THE CONDENSED INTERIM FINANCIAL INFORMATION (continued)

(Unaudited)

NOTE 4 - RESEARCH AND DEVELOPMENT EXPENSES, NET:

In February 2013, the Company received a notice from its Canadian service provider ("service provider") that they received final confirmation that the Canadian authorities' review was successfully completed. In March 2013 the service provider received certain incentives, and accordingly, the Company is entitled to receive discounts in respect of the amounts it already paid for research and development services received from this service provider. In March 2013 the Company received from the service provider a credit note for discounts for research and development services received during 2011 in the amount of $292,000 and the Company expects to receive an additional $236,000 for the research incurred during the year 2012. The Company recorded in this quarter research and development expenses of $1.9 million, net of the credit received for 2011 and the expected credit for 2012.

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